Exhibit 5.2

July 24, 2020

Meten EdtechX Education Group Ltd.

c/o Meten International Education Group

3rd Floor, Tower A, Tagen Knowledge & Innovation Center

2nd Shenyun West Road, Nanshan District

Shenzhen, Guangdong Province 518045

The People’s Republic of China

Re: Registration Statement of Meten EdtechX Education Group Ltd. on Form F-1

Ladies and Gentlemen:

We have acted as United States counsel to Meten EdtechX Education Group Ltd., a Cayman Islands company (the “Company”), in connection with the registration by the Company with the United States Securities and Exchange Commission of 6,260,000 warrants entitling the holder to purchase one ordinary share (“Ordinary Shares”) of the Company at a price of US$11.50 per Ordinary Share (“Warrants”) and 250,000 units of the Company (with each unit consisting of one Ordinary Share and one Warrant) (“Units”), pursuant to a Registration Statement on Form F-1, initially filed by the Company with the Commission on the date hereof (as amended, the “Registration Statement”). Upon closing of (x) the mergers contemplated by that certain Agreement and Plan of Reorganization, dated as of December 12, 2019 (as amended), by and among the Company, EdtechX Holdings Acquisition Corp., a Delaware corporation (“EdtechX”) and certain other parties named therein and (y) those certain private placements closed simultaneously with the closing of the aforementioned mergers (the “PIPE Investment”), (i) each of the 5,660,000 warrants of EdtechX (the “EdtechX Warrants”) held by certain securityholder of EdtechX have been converted into a Warrant, and (ii) each of the outstanding unit purchase options of EdtechX dated October 10, 2018 (the “UPOs”) to purchase an aggregate of 250,000 units of EdtechX have been converted into unit purchase options of the Company to purchase Units (the “Unit Purchase Options”, and the aforementioned conversion of the outstanding EdtechX Warrants and unit purchase options of EdtechX, collectively, the “Conversion”), and (iii) 600,000 warrants (the “PIPE Warrants”) were issued pursuant to that certain Forward Purchase Contract dated March 26, 2020 by and between Xiamen ITG Education Group Co., LTD (厦门国贸教育集团有限公司) (“ITG Education”) and the Company (the “FPC”) in connection with the closing of the PIPE Investment.

The Warrants are governed by an Amended and Restated Warrant Agreement (the “Restated Warrant Agreement”) entered into by the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”) on March 30, 2020, which was an amendment and restatement of the Warrant Agreement dated October 5, 2018 between EdtechX and the Warrant Agent pursuant to which the EdtechX Warrants were issued (the “Original Warrant Agreement”).

We have examined the Original Warrant Agreement, the Restated Warrant Agreement, the UPOs, the FPC and such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company. We have assumed that each of the Warrant Agent and ITG Education is validly existing, has duly authorized, executed and delivered the related agreements and had and/or has all requisite legal ability to do so.

Morgan, Lewis & Bockius llp

101 Park Avenue
New York, NY 10178-0060	+1.212.309.6000
United States	+1.212.309.6001

Based upon the foregoing, we are of the opinion that, upon the Conversion,

(i) the Warrants will be legally binding obligations of the Company except: (a) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and

(ii) upon the exercise of the Unit Purchase Options in accordance with their terms and the issuance of the Units, the Units will be legally binding obligations of the Company except: (a) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We are opining solely on all applicable statutory provisions the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other Federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
Morgan, Lewis & Bockius LLP